Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 3, 2014, Inphi Corporation (the Company) completed the acquisition of Cortina Systems, Inc.’s high-speed interconnect and optical transport product lines (Cortina), pursuant to the terms of the Agreement and Plan of Merger dated July 30, 2014 as amended by Amendment No. 1 to the Agreement and Plan of Merger dated September 25, 2014. The Company did not acquire as part of the merger, Cortina Systems, Inc.’s access and digital Home business, which Cortina Systems, Inc. divested prior to the closing of the acquisition.

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of the Company and historical abbreviated financial statements of Cortina after giving effect to the acquisition and applying the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on September 30, 2014. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2014 and the twelve months ended December 31, 2013 are presented as if the merger occurred on January 1, 2013.

Pursuant to the purchase method of accounting, the purchase price paid by the Company in connection with the acquisition has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. The Company’s management has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed at the pro forma combined balance sheet date. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed are recorded as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values, the actual amounts recorded may differ materially from the information presented.

The pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the dates indicated, nor are they indicative of future operating results or financial position.

The unaudited pro forma condensed combined financial statements do not reflect:

•	the costs to integrate the operations of the Company and Cortina;

•	any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger; or

•	the costs necessary to achieve any such cost savings, operating synergies and revenue enhancements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (a) accompanying notes to the unaudited pro forma condensed combined financial statements, (b) the Company’s annual report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and other filings with the Securities and Exchange Commission, and (c) Cortina Systems, Inc. Infrastructure Business Unit historical abbreviated financial statements and notes thereto filed herewith.

Inphi Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2014

Thousands of dollars except per share amounts	Inphi Corporation Historical	Cortina System’s Inc Infrastructure Business Unit Historical	Pro Forma Adjustment (Note 2)	Inphi Corporation Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$79,612	$—	$(52,833)(a)	$26,779
Investments in marketable securities	39,550	—	—	39,550
Accounts receivable, net	22,454	16,462	—	38,916
Inventories	9,208	9,151	20,931 (b)	39,290
Deferred tax asset	907	—	—	907
Income tax receivable	199	—	—	199
Prepaid expenses and other current assets	3,256	1,120	—	4,376
Total current assets	155,186	26,733	(31,902)	150,017
Property and equipment, net	31,372	3,506	3,198(c)	38,076
Goodwill	5,875	—	2,669(d)	8,544
Identifiable intangible assets	1,027	—	81,370(e)	82,397
Deferred tax charge	3,496	—	—	3,496
Other assets, net	4,335	821	—	5,156
Total assets	$201,291	$31,060	$55,335	$287,686
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,787	$3,161	$—	$13,948
Deferred revenue	3,349	—	—	3,349
Deferred margin on shipments to distributors	—	2,940	(2,940)(f)	—
Accrued employee expenses	5,501	1,483	—	6,984
Other accrued expenses	2,631	1,319	—	3,950
Other current liabilities	705	173	—	878
Total current liabilities	22,973	9,076	(2,940)	29,109
Other long-term liabilities	6,124	1,780	656(g)	8,560
Total liabilities	29,097	10,856	(2,284)	37,669

Stockholders’ equity:
Acquired net assets and liabilities	—	20,204	(20,204)(h)	—
Common stock	32	—	5(i)	37
Additional paid-in capital	243,096	—	77,953(i)	321,049
Accumulated deficit	(71,800)	—	(135)(j)	(71,935)
Accumulated other comprehensive income	866	—	—	866
Total stockholders’ equity	172,194	20,204	57,619	250,017
Total liabilities and stockholders’ equity	$201,291	$31,060	$55,335	$287,686

Inphi Corporation and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2014

Thousands of dollars except per share amounts	Inphi Corporation Nine Months Ended September 30, 2014 Historical	Cortina System’s Inc Infrastructure Business Unit Nine Months Ended September 30, 2014 Historical	Pro Forma Adjustment (Note 2)	Inphi Corporation Pro Forma Combined Nine Months Ended September 30, 2014
Revenue	$101,389	$67,974	—	$169,363
Cost of revenue	36,362	17,773	8,684 (A)	62,819
Gross profit	65,027	50,201	(8,684)	106,544
Operating expenses:
Research and development	45,263	26,747	173 (B)	72,183
Sales, general and administrative	24,058	13,436	(665) (C)	36,829
Amortization of intangible assets	52	—	734(D)	786
Total operating expenses	69,373	40,183	242	109,798
Income (loss) from operations	(4,346)	10,018	(8,926)	(3,254)
Other income (expense)	577	—	(346)(E)	231
Income (loss) before income taxes	(3,769)	10,018	(9,272)	(3,023)
Provision for income taxes	1,449	—	(35)(F)	1,414
Net income (loss)	$(5,218)	$10,018	$(9,237)	$(4,437)
Earnings per share:
Basic	$(0.17)			$(0.12)
Diluted	$(0.17)			$(0.12)
Weighted-average shares used in computing earnings per share:
Basic	31,247,483		5,274,625(G)	36,522,108
Diluted	31,247,483		5,274,625(G)	36,522,108

Inphi Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

Thousands of dollars except per share amounts	Inphi Corporation For the Year Ended December 31, 2013 Historical	Cortina System’s Inc. Infrastructure Business Unit For the Year Ended December 31, 2013 Historical	Pro Forma Adjustment (Note 2)	Inphi Corporation Pro Forma Combined for the Year Ended December 31, 2013
Revenue	$102,664	$89,302	$—	$191,966
Cost of revenue	37,095	25,898	32,559 (A)	95,552
Gross profit	65,569	63,404	(32,559)	96,414
Operating expenses:
Research and development	50,516	26,933	285 (B)	77,734
Sales, general and administrative	27,355	18,336	512(C)	46,203
Amortization of intangible assets	—	547	432(D)	979
Total operating expenses	77,871	45,816	1,229	124,916
Income (loss) from operations	(12,302)	17,588	(33,788)	(28,502)
Other income (expense)	876	—	(487)(E)	389
Income (loss) before income taxes	(11,426)	17,588	(34,275)	(28,113)
Provision for income taxes	1,752	—	525(F)	2,277
Net income (loss)	$(13,178)	$17,588	$(34,800)	$(30,390)
Earnings per share:
Basic	$(0.45)			$(0.87)
Diluted	$(0.45)			$(0.87)
Weighted-average shares used in computing earnings per share:
Basic	29,493,005		5,274,625(G)	34,767,630
Diluted	29,493,005		5,274,625(G)	34,767,630

Inphi Corporation

Notes to the Unaudited Pro Forma Combined Financial Statements

(All tabular dollar amounts in thousands)

1. General

On October 3, 2014, Inphi Corporation (the Company) completed the acquisition of Cortina Systems, Inc.’s high-speed interconnect and optical transport product lines (Cortina) for approximately $52.7 million in cash and approximately 5.3 million shares of the Company’s common stock, pursuant to the terms of the Agreement and Plan of Merger dated July 30, 2014 as amended by Amendment No. 1 to the Agreement and Plan of Merger dated September 25, 2014. The Company did not acquire as part of the merger, Cortina Systems, Inc.’s access and digital Home business, which Cortina Systems, Inc. divested prior to the closing of the acquisition.

The preliminary fair value of consideration transferred to acquire Cortina was approximately $130.7 million and consisted of the following:

Cash consideration	$52,698
Issuance of common stock	77,958
$130,656

The following table summarizes the preliminary estimated fair value of tangible and intangible assets acquired and liabilities assumed as of the date of acquisition:

Net assets acquired:
Receivables	$15,283
Inventories	30,001
Other current assets	1,151
Property and equipment	6,704
Identifiable intangible assets	81,370
Other noncurrent assets	821
Accounts payable and accrued expenses	(5,597)
Other long-term liabilities	(1,778)
Deferred tax liabilities, net	(656)
Total identifiable net assets	127,299
Goodwill	3,357
$130,656

 The goodwill is primarily attributable to the assembled workforce of Cortina. The acquisition was structured as a stock acquisition for income tax purposes. Therefore, none of the asset step-up or asset recognition required by purchase accounting, including the goodwill described above, is deductible for tax purposes.

The following table summarizes the estimated fair value of intangible assets and their estimated useful lives as of the date of acquisition:

	Estimated Fair Value	Estimated Useful Life

Developed technology	$70,860	5-8
Customer relationships	7,950	10
Trade name	920	5
In-process research and development	1,640
	$81,370

Inphi Corporation

Notes to the Unaudited Pro Forma Combined Financial Statements

(All tabular dollar amounts in thousands)

The preliminary estimates of fair value and useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed financial statements.

Developed technology was valued using the multi-period excess earnings method under the income approach. This method involves discounting the direct cash flow expected to be generated by the technologies over their remaining lives, net of returns on contributory assets. Customer relationships were valued using the incremental cash flow approach which involved discounting management’s estimate of the incremental revenues afforded by having the existing customer relationships in place as of the acquisition date, net of operating expense, taxes and returns on contributory assets. Trade name was valued based on application of relief-from-royalty approach under the income approach. This method is based on the application of a royalty rate to forecasted revenue. In-process research and development was valued using the multi-period excess earnings method under the income approach, with the additional inclusion of estimated costs required to complete the projects.

The Company incurred acquisition costs of $1.1 million which were included in sales, general and administrative expense in the Company’s condensed consolidated statement of operations for the nine months ended September 30, 2014.

On October 16, 2014, the Compensation Committee of the Board of Directors granted one-time employment restricted stock unit awards of 1,000,000 shares to certain Cortina employees who entered employment with the Company starting at close of the acquisition. The awards vest over four years with vesting contingent upon continuous service. The stock-based compensation expense related to these restricted stock units was not included as a pro forma adjustment.

2. Preliminary Pro Forma Financial Statement Adjustments

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted as follows:

(a)	Cash – The components of pro forma adjustments reflect the use of cash to purchase Cortina as follows:

Cash consideration	$(52,698)
Transaction fees	(135)
$(52,833)

(b)	Adjustment for step-up in fair value of inventory acquired from Cortina.

(c)	Adjustment for step-up in fair value of property and equipment acquired from Cortina.

(d)	Goodwill associated with Cortina acquisition.

(e)	Adjustment for estimated fair value of identifiable intangible assets acquired from Cortina.

(f)	Adjustment to write-off deferred margin on shipments to distributors.

(g)	Adjustment to record deferred taxes as a result of recording the acquired assets and assumed liabilities of Cortina at their fair value.

Cortina has recorded provisions for uncertain tax positions. Income taxes continue to be accounted for under the guidance of ASC Topic 740, Accounting for Income Taxes, which includes accounting for uncertainty in income taxes. For the purpose of these unaudited pro forma condensed combined financial statements, the Company has not adjusted Cortina’s recorded book values for uncertain tax positions. This assessment is preliminary and subject to change.

(h)	Eliminate acquired net assets and liabilities of Cortina.

(i)	To record common stock issued as part of consideration of Cortina acquisition.

(j)	Estimated transaction fees from Cortina acquisition.

Inphi Corporation

Notes to the Unaudited Pro Forma Combined Financial Statements

(All tabular dollar amounts in thousands)

The Unaudited Pro Forma Condensed Combined Statement of Operations has been adjusted as follows:

(A)	Cost of revenue – The components of this adjustment are as follows:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013

Amortization of intangible assets	$8,536	$11,381
Amortization of step-up in fair value of inventory acquired from Cortina	—	20,931
Adjustment to depreciation expense	148	247
	$8,684	$32,559

(B)	Research and development – The components of this adjustment are as follows:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013

Adjustment to depreciation expense	$173	$285

(C)	Sales, general and administrative – The components of this adjustment are as follows:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013

Eliminate acquisition costs	$(1,091)	$—
Adjustment to depreciation expense	426	512
	$(665)	$512

(D)	Amortization of intangible assets – The components of this adjustment are as follows:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013

Eliminate Cortina’s historical intangible asset amortization	$—	$(547)
Amortization of intangible assets	734	979
	$734	$432

(E)	Other income (expense) – The components of this adjustment are as follows:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013

Reduction in interest income related to the cash consideration paid	$(346)	$(487)

Inphi Corporation

Notes to the Unaudited Pro Forma Combined Financial Statements

(All tabular dollar amounts in thousands)

(F)          Provision for income tax – The components of this adjustment are as follows:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013

Income tax adjustment	$(35)	$525

The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.

(G)          Increase in common stock outstanding as part of consideration for the Cortina acquisition.